Exhibit 10.6

KOFAX PLC (the “Company”)	GRANT DATE:	X XXXXXX 2013
2012 EQUITY INCENTIVE PLAN	GRANT:	XX,000
LTIP Grant Certificate	Grantee:	XXXX XXXXXXX

The Grantee named above has been granted the right to receive a number of the Company’s ordinary shares equal to the Grant, subject to adjustment (including up to 15% of the Grant in additional shares, or forfeiture, in the event of over or under performance compared to the Performance Requirements described below) in accordance with the rules of the Kofax plc 2012 Equity Incentive Plan (the “Plan”) and the terms and conditions set forth herein. Prior to the release of shares, the Grantee shall have no rights as a shareholder with respect to the Grant. Unless otherwise provided, all capitalized terms shall have the meanings set out in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Grant, the terms of the Plan will control; provided, however, that the terms of this Grant relating to vesting and the timing of the release of shares shall control to the extent inconsistent with the terms of the Plan.

Subject to meeting the following “Performance Requirements,” the shares subject to the Grant will be released after the end of the “Vesting Period” (which expires on the third anniversary of the Grant Date), with such release to occur, subject to the achievement of the applicable Performance Requirements, on or before the later of (x) the last day of the calendar year in which the Vesting Period ends and (y) the 15th day of the third calendar month following the month in which the Vesting Period ends; provided that release can occur earlier in the event employment is terminated before such date, as described below:

Up to 50% of the Grant will be vested and released based on achievement of software business revenue growth over the Performance Period (measuring July 1, 20xx to June 30, 20xx ) and up to 50% of the Grant will be released based on achievement of EBITDA growth over the Performance Period; as follows:

•	The software business revenue growth target is 25% and the EBITDA growth target is 50%, in each case, over the Performance Period;

•

Upon the completion of the Vesting Period, if 80% achievement of either of these targets occurred over the Performance Period (they are equally weighted and independent of each other), 25% of the Grant shall be vested. Vesting is cumulative, such that 80% achievement of each target will result in 50% of the Grant being eligible to vest for release.

•

The remaining balance of each 25% portion of the Grant shall be vested on a pro-rated basis with regard to achievement of above 80% to 100% of software business revenue and EBITDA performance targets, as applicable;

•

In the event performance exceeds either of the performance targets, then additional shares equal to 1% of the Grant for each 1% of over-achievement will be eligible to vest for release, capped at 15% of the Grant.

•	The performance condition achievement percentages described above shall be calculated separately by the Committee in its discretion utilizing amounts in which such results are publicly reported.

•

The Committee may, in its sole discretion, factor into the calculation of the achievement of the performance conditions set forth above the impact of acquisitions and dispositions made by the Company (or its subsidiaries) during the Performance Period (by making such adjustments to the performance goals or otherwise as the Committee may determine).

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Any portion of the Grant that is not released due to the failure to achieve the relevant performance goals or due to the Grantee’s termination of employment for any reason prior to the completion of the Vesting Period (other than as provided below in Sections 1.2 and 1.3) shall be immediately forfeited with no consideration due the Grantee.

The Grant is subject to the following terms and conditions relating to termination of the employment of the Grantee:

1.1 Voluntary Resignation by Grantee without Good Reason; Death or Disability; Termination for Cause.

(a) In the event (i) of Grantee’s voluntary resignation without Good Reason, (ii) Grantee’s employment with the Company terminates as a result of Grantee’s death or “disability” (as defined below), or (iii) Grantee’s employment is terminated for Cause (as defined below), Grantee’s rights with respect to the Grant will be determined in accordance with the terms hereof. If any such termination is (i) prior to the end of the Vesting Period, no portion of the Grant shall be earned, vested or released or (ii) after the end of the Vesting Period, the number of shares per achievement of performance targets shall be released, with such release to occur at the same time as if no such termination of employment had occurred. All other Company obligations to Grantee pursuant to the Grant will become automatically terminated and completely extinguished.

(b) Disability shall have the meaning set forth in the Plan.

(c) Cause shall have the meaning set forth in the Plan.

1.2 Termination Without Cause by Company or Resignation for Good Reason.

(a) Provided that Section 1.3 does not apply to such termination, in the event that Company terminates Grantee’s employment without Cause or Grantee terminates his or her employment for Good Reason, in either case, prior to the end of the Vesting Period, upon termination of employment pursuant to this section 1.2, the Grant shall vest and shall be released (with such release to occur by no later than the later of (x) the last day of the calendar year in which such termination of employment occurs and (y) the 15th day of the third calendar month following the calendar month in which such termination of employment occurs) in accordance with the terms of the Grant in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Committee, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the Grant Date to the date of termination of employment bears to the original “Vesting Period” of such Grant determined at the Grant Date in accordance with the terms of the Grant. To the extent that any such termination of employment occurs after the end of the Vesting Period, the number of shares per achievement of performance targets shall be released, with such release to occur at the same time as if no such termination of employment had occurred. All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

(b) The term “Good Reason” shall have the meaning set forth in the Plan.

(iii)	A relocation of Grantee’s principal place of employment to a location that increases Grantee’s one-way commute distance by more than sixty (60) kilometres; or

(iv)	Any other action or inaction by the Company that constitutes a material breach of the Grant.

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In addition to the foregoing, to constitute a resignation for Good Reason, Grantee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

1.3 Termination Without Cause or for Good Reason After Change of Control.

(a) “Change of Control” means the occurrence of any of the events described in Sections 5.1, 5.3 or 5.4 of the Plan.

(b) In the event that Company or its successor terminates Grantee’s employment without Cause upon or within 12 months after a Change of Control or Grantee terminates his or her employment for Good Reason upon or within 12 months after a Change of Control, in either case, prior to the completion of the Vesting Period, upon such termination a minimum of 100% of the Grant shall vest and be released (with such release to occur by no later than the later of (x) the last day of the calendar year in which such termination of employment occurs and (y) the 15th day of the third calendar month following the calendar month in which such termination of employment occurs). To the extent that any such termination of employment occurs after the end of the Vesting Period but prior to the release of shares, a minimum of 100% of the Grant shall vest and be released, with such release to occur at the same time as if no such termination of employment had occurred. All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

In the event of a Change of Control, where the Plan is not assumed by the acquirer or successor to the Company, 100% of the Grant will vest and be released upon the occurrence of such Change of Control (unless such release would not be permitted under Code Section 409A, in which case the Grant shall be released as provided above in this Grant). All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

This Grant is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Grant in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Any provision of the Plan that would otherwise result in non-compliance with Code Section 409A or constructive receipt of income shall be deemed to not apply to the Grant. In addition, notwithstanding any provision of Rule 5 or 6 of the Plan to the contrary, the Grant will not be settled or released upon a Change of Control or winding-up except as otherwise specifically provided herein or permitted under Code Section 409A. If Grantee’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of employment and which are subject to Code Section 409A shall not be paid until Grantee has experienced a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to Grantee or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. In no event shall the Grantee be permitted to designate the taxable year of payment.

Notwithstanding any other provision of this Grant to the contrary, if Grantee is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment provided for herein would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Grantee’s separation from service” (within the meaning of Code Section 409A), then such payment required hereunder shall not be paid (or commence) during the six-month period immediately following Grantee’s separation from service except as provided in the

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immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid or provided to Grantee in a lump-sum on the earlier of (i) the first regular payroll date of the seventh month following Grantee’s separation from service or (ii) the 10th business day following Grantee’s death.

EXECUTED and DELIVERED as a Deed	)
By	)

Director

Director/Secretary

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